INVESTMENT ADVISORY AGREEMENT

                  AGREEMENT, dated September 15, 1992, between The BlackRock Florida Insured Municipal 2008 Term Trust (the "Trust"), a Massachusetts business trust, and BlackRock Financial Management L.P. (the "Adviser"), a Delaware limited partnership.

                  In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

                  1.       In General

                  The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Trust with respect to the investment of the Trust's assets and to supervise and arrange the purchase of securities for and the sale of securities held in the investment portfolio of the Trust.

                  2. Duties and obligations of the Adviser with respect to investments of assets of the Trust

                           (a) Subject to the succeeding provisions of this
section and subject to the direction and control of the Trust's Board of Trustees, the Adviser shall (i) act as investment adviser for and supervise and manage the investment and reinvestment of the Trust's assets and in connection therewith have complete discretion in purchasing and selling securities and other assets for the Trust and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Trust; (ii) supervise continuously the investment program of the Trust and the composition of its investment portfolio; and (iii) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Trust.

                           (b) In the performance of its duties under this
Agreement, the Adviser shall at all times conform to, and act in accordance with, any requirements imposed by (i) the provisions of the Investment Company Act of 1940 (the "Act"), and of any rules or regulations in force thereunder; (ii) any other applicable provision of law; (iii) the provisions of the Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time; (iv) the investment objective and policies of the Trust as set forth in its registration statement on Form N-2; and (v) any policies and determinations of the Board of Trustees of the Trust.

                           (c) The Adviser will bear all costs and expenses
of its partners and employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or trustees fees of any officers or trustees of the Trust who are affiliated persons (as defined in the Act) of the Adviser except that the Board of Trustees of the Trust may approve reimbursement to the Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment Costs for the time spent on Trust operations (other than the provision of investment advice) of all personnel employed by the Adviser who devote substantial time to Trust operations or the operations of other investment companies advised by the Adviser.

                           (d) The Adviser shall give the Trust the benefit
of its best judgment and effort in rendering services hereunder, but the Adviser shall not be liable for any act or omission or for any loss sustained by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

                           (e) Nothing in this Agreement shall prevent the
Adviser or any partner, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its partners, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting, provided, however that the Adviser will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

                  3.       Portfolio Transactions and Brokerage

                  The Adviser is authorized, for the purchase and sale of the Trust's portfolio securities, to employ such securities dealers as may, in the judgment of the Adviser, implement the policy of the Trust to obtain the best net results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this policy, the Adviser is authorized to direct the execution of the Trust's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Adviser to be useful or valuable to the performance of its investment advisory functions for the Trust.

                  4.       Compensation of the Adviser

                           (a) The Trust agrees to pay to the Adviser and
the Adviser agrees to accept as full compensation for all services rendered by the Adviser as such, a fee computed and payable monthly in an amount equal to .35% of the Trust's average weekly net asset value on an annualized basis until termination of the Trust pursuant to its Declaration of Trust. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

                           (b) For purposes of this Agreement, the net
assets of the Trust shall be calculated pursuant to the procedures adopted by resolutions of the Trustees of the Trust for calculating the net asset value of the Trust's shares or delegating such calculations to third parties, provided, however, that the liquidation value of any outstanding preferred shares of the Trust shall not be taken into account in calculating the Trust's average weekly net asset value for purposes of
Section 4(a) of this Agreement.

                  5.       Indemnity

                           (a) The Trust hereby agrees to indemnify the
Adviser and each of the Adviser's partners, officers, employees, agents, associates and controlling persons and the partners, officers, employees and agents thereof (including any individual who serves at the Adviser's request as director, officer, partner, trustee or the like of another corporation) (each such person being an "indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this
Section 5 or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Trust or its shareholders or any expense of such indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Trust and that such indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interest of the Trust and did not involve disabling conduct by such indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such indemnitee was authorized by a majority of the full Board of the Trust.

                           (b) The Trust shall make advance payments in
connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Trust receives a written affirmation of the indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Trust unless it is subsequently determined that he is entitled to such indemnification and if the directors of the Trust determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking,
(B) the Trust shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum consisting of trustees of the Trust who are neither "interested persons" of the Trust (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding ("Disinterested Non-Party Trustees") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

                           (c) All determinations with respect to
indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-party Trustees of the Trust, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2) above.

                           The rights accruing to any indemnitee under
these provisions shall not exclude any other right to which he may be lawfully entitled.

                  6.       Duration and Termination

                  This Agreement shall become effective on the date it is approved by the shareholder of the Trust and shall continue in effect for a period of two years and thereafter from year to year, but only so long as such continuation is specifically approved at least annually in accordance with the requirements of the Act.

                  This Agreement may be terminated by the Adviser at any time without penalty upon giving the Trust sixty days written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Adviser sixty days notice (which notice may be waived by the Adviser), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a "majority" (as defined in the Act) of the voting securities of the Trust at the time outstanding and entitled to vote. This Agreement shall terminate automatically in the event of its assignment (as "assignment" is defined in the Act.) The Adviser is a partnership and will notify the Trust promptly after any change in the membership of such partnership.

                  7.       Notices

                  Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

                  8.       Governing Law

                  This Agreement shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the Act.

                  9. Liability of the Trust's Shareholders, Trustees, Officers, Employees or Agents

                  No shareholder of the Trust shall be subject to any personal liability whatsoever to any person in connection with Trust property or the acts, obligations or affairs of the Trust. No Trustee, officer, employee or agent of the Trust shall be subject to any personal liability whatsoever to any person, other than the Trust or its shareholders, in connection with Trust property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard for his duty to such person; and all such persons shall look solely to the Trust property for satisfaction of claims of any nature arising in connection with the affairs of the Trust. If any shareholder, Trustee, officer, employee, or agent, as such, of the Trust, is made a party to any suit or proceeding to enforce any such liability, he shall not, on account thereof, be held to any personal liability. The Trust shall indemnify and hold each shareholder harmless from and against all claims and liabilities to which such shareholder may become subject by reason of his being or having been a shareholder, and shall reimburse such Shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability.


                  IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers as of the day and the year first above written.

                                    THE BLACKROCK FLORIDA INSURED MUNICIPAL
                                            2008 TERM TRUST



                                    By:---------------------------------------
                                          Ralph L. Schlosstein, President



                                    BLACKSTONE FINANCIAL MANAGEMENT L.P.



                                    By:---------------------------------------
                                          Laurence D. Fink, General Partner